Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 and related prospectuses (Registration Nos. 333-115316, 333-108380, 333-91548, 333-64732 and 333-60076) and on Form S-8 (Registration Nos. 333-116276, 333-91544, 333-64166, 333-90489, and 333-42803) of VCampus Corporation of our report dated March 14, 2003 with respect to the 2002 financial statements and schedule of VCampus Corporation included in this Annual Report (Form 10-K).

/s/ ERNST & YOUNG, LLP
McLean, Virginia
March 29, 2005